                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                       PIONEER NATURAL RESOURCES COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

--------------------------------------------------------------------------------

                       PIONEER NATURAL RESOURCES COMPANY
                           1400 WILLIAMS SQUARE WEST
                         5205 NORTH O'CONNOR BOULEVARD
                              IRVING, TEXAS  75039

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


To the Stockholders of Pioneer Natural Resources Company:

         Notice is hereby given that the Annual Meeting of Stockholders of Pioneer Natural Resources Company (the "Company") will be held in the Emerald Room at the Wyndham Anatole Hotel, 2201 Stemmons Freeway, Dallas, Texas 75207, on Thursday, May 21, 1998, at 9:00 a.m., local time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement.

         1.      To elect four directors, each for a term of three years.

         2. To ratify the selection of Ernst & Young LLP as the auditors of the Company for the current year.

         3. To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on April 6, 1998, are entitled to notice of and to vote at the Annual Meeting of Stockholders.

                             YOUR VOTE IS IMPORTANT

         You are urged to date, sign, and return the enclosed Proxy promptly so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. The prompt return of your signed Proxy, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional Proxy solicitation. The giving of a Proxy does not affect your right to vote in person if you attend the meeting. You are cordially invited to attend the meeting, and we request that you indicate whether you will attend in the space provided on the enclosed form of Proxy.

                                        By Order of the Board of Directors,

                                        /s/ MARK L. WITHROW

                                        Mark L. Withrow, Secretary

Irving, Texas
April 13, 1998

                        PIONEER NATURAL RESOURCES COMPANY
                            1400 WILLIAMS SQUARE WEST
                          5205 NORTH O'CONNOR BOULEVARD
                               IRVING, TEXAS 75039


                                 PROXY STATEMENT

         The Board of Directors of Pioneer Natural Resources Company (the "Company") requests your Proxy for the Annual Meeting of Stockholders that will be held at 9:00 a.m., local time, on Thursday, May 21, 1998, in the Emerald Room at the Wyndham Anatole Hotel, Dallas, Texas 75207. By signing and returning the accompanying Proxy, you authorize the persons named on the Proxy to represent you and vote your shares at the Annual Meeting, including any adjournments of the meeting. This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy are first being sent or given to stockholders of the Company on or about April 13, 1998.

         If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares can be voted only by a person to whom you have given a properly signed proxy, such as the accompanying Proxy. You may revoke the Proxy in writing at any time before it is exercised at the Annual Meeting by delivering to the Secretary of the Company a written notice of the revocation or by signing and delivering to the Secretary of the Company a proxy bearing a later date. Your attendance at the Annual Meeting will not revoke the Proxy unless you give written notice of revocation to the Secretary of the Company before the Proxy is exercised or unless you vote your shares in person at the Annual Meeting.

                                QUORUM AND VOTING

         The Company has two outstanding classes of securities that entitle holders to vote generally at meetings of the Company's stockholders: common stock, par value $.01 per share; and Special Preferred Voting Stock, par value $.01 per share. A single share (the "Voting Share") of Special Preferred Voting Stock was issued to Montreal Trust Company of Canada (the "Trustee") as trustee under a Voting and Exchange Trust Agreement for the benefit of holders of exchangeable shares issued by the Company's wholly-owned subsidiary, Pioneer Natural Resources (Canada) Ltd., in connection with the Company's December 1997 acquisition of Chauvco Resources Ltd. The common stock and the Voting Share vote together as a single class on all matters except when Delaware law requires otherwise. Each share of common stock outstanding on the record date is entitled to one vote. The Voting Share is entitled to one vote for each exchangeable share outstanding on the record date. The Trustee is required to vote the Voting Share as instructed by holders of exchangeable shares, and to abstain from voting in proportion to the exchangeable shares for which the Trustee does not receive instructions. Accordingly, references to "stockholders" in this Proxy Statement include holders of common stock, the Trustee, and holders of exchangeable shares. The procedures for holders of exchangeable shares to instruct the Trustee about voting at the Annual Meeting are explained in the "Information Statement for Holders of Exchangeable Shares of Pioneer Natural Resources (Canada) Ltd." that is enclosed with this Proxy Statement only for holders of exchangeable shares.

         The record date for the stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on April 6, 1998. At the record date, 92,419,140 shares of common stock and one Voting Share were outstanding and entitled to be voted at the Annual Meeting. At the record date, 8,057,747 exchangeable shares were outstanding and entitled to give voting instructions to the Trustee. Accordingly, 100,476,887 votes are eligible to be cast at the Annual Meeting.

         The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present, the stockholders entitled to vote who are present in person or by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual

Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

         Directors will be elected by a plurality of the votes present and entitled to be voted at the Annual Meeting. Ratification of the selection of the Company's auditors will require the affirmative vote of the holders of a majority of the shares present and entitled to be voted at the Annual Meeting. An automated system that the Company's transfer agent administers will tabulate the votes. Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a "broker non-vote") on non-discretionary items absent instructions from the beneficial owner. Abstentions and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. Both abstentions and non-votes will not have any effect on the outcome of voting on director elections. For purposes of voting on the ratification of the selection of auditors, abstentions will be included in the number of shares voting and will have the effect of a vote against the proposal, and broker non-votes will not be included in the number of shares voting and therefore will have no effect on the outcome of the voting.

         A Proxy in the accompanying form that is properly signed and returned will be voted at the Annual Meeting in accordance with the instructions on the Proxy. Any properly executed Proxy on which no contrary instructions have been indicated about a proposal will be voted as follows with respect to the proposal: FOR the election of the four persons named in this Proxy Statement as the Board of Directors' nominees for election to the Board of Directors; FOR the ratification of the selection of Ernst & Young LLP as the Company's auditors; and in accordance with the discretion of the holders of the Proxy with respect to any other business that properly comes before the stockholders at the Annual Meeting. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting. The persons named in the accompanying Proxy may also, in their discretion, vote the Proxy to adjourn the Annual Meeting from time to time.

                                    ITEM ONE

                              ELECTION OF DIRECTORS

         The Board of Directors has nominated the following persons for election as Class I directors of the Company with their terms to expire at the annual meeting of stockholders in 2001 when their successors are elected and qualified:

                               R. Hartwell Gardner
                                James L. Houghton
                                 Philip B. Smith
                                 Guy J. Turcotte

         Messrs. Gardner, Houghton and Smith are currently serving as directors of the Company. Mr. Turcotte is a new candidate for director of the Company. Their biographical information is contained in "Directors and Executive Officers."

         The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company's directors will be reduced or the persons acting under the Proxy will vote for the election of a substitute nominee that the Board of Directors recommends.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

                                    ITEM TWO

                              SELECTION OF AUDITORS

         The Board of Directors has selected Ernst & Young LLP as the auditors of the Company for 1998. KPMG Peat Marwick LLP audited the Company's financial statements for 1997. The Company expects that representatives of Ernst & Young LLP and KPMG Peat Marwick LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

         At a meeting held on December 5, 1997, the Board of Directors approved the engagement of Ernst & Young LLP as the Company's independent auditors for 1998 to replace KPMG Peat Marwick LLP, who were dismissed as auditors of the Company after completing the audit of the Company for 1997. The Audit Committee of the Board of Directors approved the change in auditors on December 5, 1997, subject to ratification by the Company's stockholders. The 1997 audit was completed on February 13, 1998.

         The reports of KPMG Peat Marwick LLP on the Company's financial statements for 1997 and 1996 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

         In connection with the audits of the Company's financial statements for 1997 and 1996, there were no disagreements with KPMG Peat Marwick LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of KPMG Peat Marwick LLP, would have caused KPMG Peat Marwick LLP to make reference to the matter in their report.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP.


                        DIRECTORS AND EXECUTIVE OFFICERS

         After the Annual Meeting, assuming the stockholders elect the nominees of the Board of Directors as set forth in "Item One--Election of Directors," the Board of Directors and executive officers of the Company will be:

               NAME                      AGE                                    POSITION
               ----                      ---                                    --------
I. Jon Brumley.....................      59                Chairman of the Board of Directors and Director
Scott D. Sheffield.................      45                President, Chief Executive Officer and Director
Timothy L. Dove....................      41                Executive Vice President -- Business Development
Dennis E. Fagerstone...............      49                Executive Vice President
Mel Fischer........................      64                Executive Vice President -- World Wide Exploration
Lon C. Kile........................      42                Executive Vice President
M. Garrett Smith...................      36                Executive Vice President and Chief Financial Officer
Mark L. Withrow....................      50                Executive Vice President, General Counsel and
                                                           Secretary
James R. Baroffio..................      66                Director
R. Hartwell Gardner................      63                Director
Kenneth A. Hersh...................      35                Director
James L. Houghton..................      67                Director
Jerry P. Jones.....................      66                Director
T. Boone Pickens...................      69                Director
Richard E. Rainwater...............      53                Director
Charles E. Ramsey, Jr..............      61                Director
Arthur L. Smith....................      45                Director
Philip B. Smith....................      46                Director
Robert L. Stillwell................      61                Director
Guy J. Turcotte....................      46                Director

         The Company has classified its Board of Directors into three classes. Directors in each class are elected to serve for three-year terms and until their successors are elected and qualified. Each year, the directors of one class stand for re-election as their terms of office expire. Messrs. Gardner, Houghton and Philip Smith are designated as Class I directors, and their terms of office expire at the Annual Meeting. John S. Herrington and Michael D. Wortley, both Class I directors whose terms of office expire at the Annual Meeting, are not standing for re-election. Mr. Turcotte will be a Class I director if elected. Messrs. Baroffio, Jones, Hersh, Sheffield and Stillwell are designated as Class II directors, and their terms of office expire at the annual meeting of stockholders in 1999. Messrs. Brumley, Pickens, Rainwater, Ramsey and Arthur Smith are designated as Class III directors, and their terms of office expire at the annual meeting of stockholders in 2000.

         The current Board of Directors (other than Mr. Baroffio) was constituted under the terms of the merger agreement between Parker & Parsley Petroleum Company ("Parker & Parsley") and MESA Inc. ("Mesa"). Mr. Baroffio became a director in December 1997, and Mr. Turcotte has been nominated for election as a director at the Annual Meeting, under the terms of the combination agreement between the Company and Chauvco Resources Ltd.

         Executive officers serve at the discretion of the Board of Directors.

         Set forth below is biographical information about each of the Company's directors and executive officers.

         I. Jon Brumley. Mr. Brumley, a graduate of the University of Texas with a B.A. and of the Wharton School of Finance and Commerce with an M.B.A., has served as Chairman of the Board of Directors of the Company since August 1997. Mr. Brumley has also been an employee of the Company since August 1997, but will cease to be an employee of the Company effective May 15, 1998. He served as Chairman of the Board of Directors and Chief Executive Officer of Mesa from August 1996 until August 1997. Mr. Brumley co-founded Cross Timbers Oil Company and served as its Chairman of the Board from 1986 to mid-1996. Mr. Brumley served as President and Chief Executive Officer of Southland Royalty Company from 1974 until 1985.

         Scott D. Sheffield. Mr. Sheffield, a graduate of the University of Texas with a Bachelor of Science degree in Petroleum Engineering, has been the President and Chief Executive Officer of the Company since August 1997. He was the President and a director of Parker & Parsley since May 1990 and was the Chairman of the Board and Chief Executive Officer of Parker & Parsley since October 1990. Mr. Sheffield was the sole director of Parker & Parsley from May 1990 until October 1990. Mr. Sheffield joined Parker & Parsley Development Company ("PPDC"), a predecessor of Parker & Parsley, as a petroleum engineer in 1979. Mr. Sheffield served as Vice President -- Engineering of PPDC from September 1981 until April 1985, when he was elected President and a director. In March 1989, Mr. Sheffield was elected Chairman of the Board and Chief Executive Officer of PPDC. Before joining PPDC's predecessor, Mr. Sheffield was employed as a production and reservoir engineer for Amoco Production Company.

         Timothy L. Dove. Mr. Dove became Executive Vice President -- Business Development of the Company in August 1997. Mr. Dove joined Parker & Parsley in May 1994 as Vice President -- International and was promoted to Senior Vice President -- Business Development in October 1996, in which position he served until August 1997. Before joining Parker & Parsley, Mr. Dove was employed with Diamond Shamrock Corp., and its successor, Maxus Energy Corp, in various capacities in international exploration and production, marketing, refining, and planning and development. Mr. Dove earned a Bachelor of Science degree in Mechanical Engineering from Massachusetts Institute of Technology in 1979 and received his M.B.A. in 1981 from the University of Chicago.

         Dennis E. Fagerstone. Mr. Fagerstone, a graduate of the Colorado School of Mines with a B.S. in Petroleum Engineering, became an Executive Vice President of the Company in August 1997. Mr. Fagerstone served as Executive Vice President and Chief Operating Officer of Mesa from March 1997, until August 1997. Mr. Fagerstone served as Senior Vice President and Chief Operating Officer of Mesa from October 1996 to February 1997, and served as Vice President -- Exploration and Production of Mesa from May 1991 to October 1996. Mr. Fagerstone served as Vice President -- Operations of Mesa from June 1988 until May 1991.

         Mel Fischer. Mr. Fischer, a graduate of the University of California at Berkeley with a Masters degree in Geology, became Executive Vice President -- World Wide Exploration of the Company in August 1997. Mr. Fischer served as a director of Parker & Parsley from November 1995 until August 1997 and served as Executive Vice President -- World Wide Exploration of Parker & Parsley from February 1997 until August 1997. Before joining Parker & Parsley as a director, Mr. Fischer worked in the petroleum industry for 32 years, starting as a Petroleum Geologist with Texaco in 1962 and retiring from the position of President, Occidental International Exploration and Production Company, in March 1994. For the 10 years before becoming President of Occidental International, Mr. Fischer held the position of Executive Vice President, World Wide Exploration with Occidental Oil and Gas Corporation. He is a registered geologist in the state of California, a member of the American Association of Petroleum Geologists, and an emeritus member of the Board of Advisors for the Earth Sciences Research Institute at the University of Utah.

         Lon C. Kile. Mr. Kile, a graduate of Oklahoma State University with a Bachelor of Business Administration degree in Accounting, became Executive Vice President of the Company in August 1997. Mr. Kile joined Parker & Parsley in 1985 and was promoted to Senior Vice President -- Investor Relations in October 1996. Previously, he was Vice President and Manager of the Mid-Continent Division. Prior to that he held the positions of Vice President -- Equity Finance & Analysis and Vice President -- Marketing and Program Administration. Before joining Parker & Parsley, he was employed as Supervisor -- Senior, Audit, in charge of Parker & Parsley's audit, with Ernst & Young.

         M. Garrett Smith. Mr. Smith, a graduate of the University of Texas with a Bachelor of Science degree in Electrical Engineering and Southern Methodist University with an M.B.A., became Executive Vice President and Chief Financial Officer of the Company in December 1997. Prior to that he was Senior Vice President -- Finance of the Company since August 1997. Mr. Smith served as Vice President -- Corporate Acquisitions of Mesa from January 1997 until August 1997. From October 1996 to December 1996, Mr. Smith served as Vice President -- Finance of Mesa and from 1994 to 1996, he served as Director of Financial Planning of Mesa. Mr. Smith was employed by BTC Partners, Inc. (a former financial advisor to Mesa) from 1989 to 1994.

         Mark L. Withrow. Mr. Withrow, a graduate of Abilene Christian University with a Bachelor of Science degree in Accounting and Texas Tech University with a Juris Doctorate degree, has been the Executive Vice President, General Counsel and Secretary of the Company since August 1997. He served as Vice President -- General Counsel of Parker & Parsley from February 1991 until January 1995, and served as Senior Vice President, General Counsel of Parker & Parsley from January 1995 until August 1997. He was Parker & Parsley's Secretary from August 1992 until August 1997. Mr. Withrow joined PPDC in January 1991. Before joining PPDC, Mr. Withrow was the managing partner of the law firm of Turpin, Smith, Dyer, Saxe & MacDonald, Midland, Texas.

         James R. Baroffio. Dr. Baroffio received a B.A. in Geology at the College of Wooster, Ohio, a M.S. in Geology at Ohio State University, and a Ph.D. in Geology at the University of Illinois. Before becoming a director of the Company in December 1997, Dr. Baroffio enjoyed a long career with Standard Oil Company of California, which later became Chevron Corporation, eventually retiring as President of Chevron Canada Resources in 1994. Dr. Baroffio was President- elect of the Colorado Petroleum Association, a member of the

Board of Directors of the Rocky Mountain Oil & Gas Association, and Chairman of the U.S. National Committee of the World Petroleum Congress. His community leadership positions included membership on the Board of Directors of Glenbow Museum and the Nature Conservancy of Canada, as well as serving as President of the Alberta Nature Conservancy.

         R. Hartwell Gardner. Mr. Gardner became a director of the Company in August 1997. He served as a director of Parker & Parsley from November 1995 until August 1997. Mr. Gardner graduated from Colgate University with a Bachelor of Arts degree in Economics and then earned an M.B.A. from Harvard University. Until October 1, 1995, Mr. Gardner was the Treasurer of Mobil Oil Corporation and Mobil Corporation from 1974 and 1976, respectively. Mr. Gardner is a member of the Financial Executives Institute of which he served as Chairman in 1986/1987 and is a Director of Oil Investment Corporation Ltd. and Oil Casualty Investment Corporation Ltd., Pembroke, Bermuda.

         Kenneth A. Hersh. Mr. Hersh graduated from Princeton University with a B.A. and Stanford University Graduate School of Business with an M.B.A., and became a director of the Company in August 1997. He served as a director of Mesa from July 1996 until August 1997. Since 1994, he has served as Chief Investment Officer and Director of Rainwater, Inc. and as a Managing Partner of Natural Gas Partners investment funds. From 1989 to 1994, he served as a Managing Partner of Natural Gas Partners, L.P., and from 1985 to 1987 as a member of the energy group of Morgan Stanley & Co. investment banking division. Mr. Hersh is a director of HS Resources, Inc., Titan Exploration Inc. and Petroglyph Energy, Inc.

         James L. Houghton. Mr. Houghton is a certified public accountant and a graduate of Kansas University with a Bachelor of Science degree in Accounting, as well as a Bachelor of Laws degree. Mr. Houghton has served as a director of the Company since August 1997, and as a director of Parker & Parsley from October 1991 until August 1997. Until October 1, 1991, Mr. Houghton was the lead oil and gas tax specialist for the accounting firm of Ernst & Young, was a member of Ernst & Young's National Energy Group, and had served as its Southwest Regional Director of Tax. Mr. Houghton is a member of the American Institute of Certified Public Accountants, a member of the Oklahoma Society of Certified Public Accountants and a former Chairman of its Federal and Oklahoma Taxation Committee and past President of the Oklahoma Institute on Taxation. He has also served as a Director for the Independent Petroleum Association of America and as a member of its Tax Committee.

         Jerry P. Jones. Mr. Jones earned a Bachelor of Science degree from West Texas State College in 1953 and a Bachelor of Law degree from the University of Texas School of Law in 1959. Mr. Jones has served as a director of the Company since August 1997, and as a director of Parker & Parsley from May 1991 until August 1997. Mr. Jones has been an attorney with the law firm of Thompson & Knight, P.C., Dallas, Texas, since September 1959 and was a shareholder in that firm until January 1998, when he retired and became of counsel to the firm. Mr. Jones specialized in civil litigation, especially in the area of energy disputes.

         T. Boone Pickens. Mr. Pickens is a graduate of Oklahoma State University with a B.S. in geology and has served as a director of the Company since August 1997. He founded Mesa and served as a director of Mesa from its inception until August 1997. From January 1992 until August 1996, he served as Chairman of the Board and Chief Executive Officer of Mesa. From October 1985 to December 1991, Mr. Pickens served as General Partner of Mesa, L.P., predecessor of Mesa, and as Director of Pickens Operating Co. (the corporate general partner of Mesa, L.P.). From 1964 to January 1987, Mr. Pickens served as Chairman of the Board and President of Mesa in its original corporate form. Mr. Pickens is currently the Chief Executive Officer of BP Capital LLC, and Chairman and Chief Executive Officer of Pickens Fuel Corp.

         Richard E. Rainwater. Mr. Rainwater, a graduate of the University of Texas with a B.A. and the Stanford University Graduate School of Business with an M.B.A., became a director of the Company in August 1997. He served as a director of Mesa from July 1996 until August 1997. Since 1986, Mr. Rainwater has been an independent investor and the sole shareholder and Chairman of Rainwater, Inc. Mr. Rainwater was the founder of Crescent Real Estate Equities, Inc. in 1994 and since that time has served as its Chairman of the Board. He was the co-founder of Mid Ocean Limited in 1991, the founder of Columbia Hospital Corporation (predecessor to Columbia/HCA Healthcare Corporation) in 1987, and the founder of ENSCO International, Inc. in 1986. From 1970 until 1986, Mr. Rainwater served as the Chief Investment Advisor to the Bass Family of Texas.

         Charles E. Ramsey, Jr. Mr. Ramsey is a graduate of the Colorado School of Mines with a Petroleum Engineering degree and a graduate of the Smaller Company Management program at the Harvard Graduate School of Business Administration. Mr. Ramsey has served as a director of Company since August 1997. Mr. Ramsey served as a director of Parker & Parsley from October 1991 until August 1997. Since October 1991, he has operated an independent management and financial consulting firm. From June 1958 until June 1986, Mr. Ramsey held various engineering and management positions in the oil and gas industry and, for six years before October 1991, was a Senior Vice President in the Corporate Finance Department of Dean Witter Reynolds Inc. (Dallas, Texas office). His industry experience includes 12 years of senior management experience in the positions of President, Chief Executive Officer and Executive Vice President of May Petroleum Inc. Mr. Ramsey is also a former director of MBank Dallas, the Dallas Petroleum Club and Lear Petroleum Corporation.

         Arthur L. Smith. Mr. Smith has a B.A. from Duke University and is a graduate of New York University's Stern School of Business with an M.B.A. in Economics. Mr. Smith has served as a director of the Company since August 1997 and as a director of Parker & Parsley from August 1991 until August 1997. Mr. Smith is Chairman and Chief Executive Officer of John S. Herold, Inc., a petroleum research and consulting firm based in Stanford, Connecticut. Mr. Smith acquired control of John S. Herold, Inc. in 1984 after nine years on Wall Street in institutional equity research and corporate finance with Oppenheimer and Company, Inc., The First Boston Corporation, and Argus Research Corp. From 1988 until 1993, he served on the Board of Directors of the New York Society of Security Analysts. Mr. Smith holds the Chartered Financial Analyst (CFA) designation.

         Philip B. Smith. Mr. Smith, a graduate of Oklahoma State University with a B.S. in mechanical engineering and the University of Tulsa with an M.B.A., has served as a director of the Company since August 1997. He served as a director of Mesa from July 1996 until August 1997. In 1996, Mr. Smith founded PRIZE Petroleum, L.L.C., an owner of Sunterra Petroleum, L.L.C. From 1991 until 1996, Mr. Smith served as President, Chief Executive Officer and a director of Tide West Oil Company. From 1986 until 1991, he served as Senior Vice President of Mega Natural Gas Company, and from 1980 until 1986 he held executive positions with two small exploration and production companies. From 1976 until 1980, Mr. Smith held various positions with Samson Resources Company, and from 1974 until 1976 he was a production engineer with Texaco Inc. Mr. Smith is a director of HS Resources, Inc.

         Robert L. Stillwell. Mr. Stillwell, a graduate of the University of Texas with a B.B.A. and the University of Texas School of Law with a J.D., has served as a director of the Company since August 1997. He served as a director of Mesa from January 1992 until August 1997, as a member of the Advisory Committee of Mesa, L.P., a predecessor of Mesa, from December 1985 until December 1991, and as a director of Mesa in its original corporate form from 1968 until January 1987. Mr. Stillwell has been a partner in the law firm of Baker & Botts, L.L.P., for more than five years.

         Guy J. Turcotte. Mr. Turcotte, a graduate of the University of Tulsa with a B.S. in chemical engineering and the University of Alberta with an M.B.A., will begin serving as a director of the Company upon election at the Annual Meeting. Mr. Turcotte founded Chauvco Resources Ltd. in January 1981, which was sold to the Company in December 1997. Mr. Turcotte is a director, Chairman of the Board, and Chief Executive Officer of Fort Chicago Energy Partners L.P., and holds positions on the boards of Chauvco Resources International Ltd., Gendis Inc., and Alliance Pipeline Ltd.

         In addition to the directors of the Company, Edward O. Vetter became a Senior Advisor to the Company's Board of Directors in August 1997 and John S. Herrington, currently a director of the Company, will become a Senior Advisor to the Company's Board of Directors beginning May 1998 upon expiration of his term of service as a director of the Company. Each of Messrs. Vetter and Herrington receives or will receive, as applicable, an annual fee of $20,000 cash for his services as Senior Advisor.

         Mr. Vetter, a graduate of the Massachusetts Institute of Technology, served as a director of Parker & Parsley from February 1992 until August 1997, and has in the past served as director of AMR Corporation, American Airlines, Inc., Cabot Corporation, The Western Company of North America and Champion International Corporation. Since 1977, Mr. Vetter has been President of Edward
O. Vetter & Associates, a management consulting firm in Dallas, Texas. Mr. Vetter was the Energy Advisor to the Governor of Texas from 1979 to 1983, was chairman of the Texas Department of Commerce from 1987 to 1991, and was a Presidential appointee to the U.S. Competitiveness Policy Council. He is a life trustee of the Massachusetts Institute of Technology and a former member of the National Petroleum Council.

         Mr. Herrington, a graduate of Stanford University with a B.A. in Economics, and the University of California Hastings College of Law with a J.D. and L.L.B., became a director of the Company in August 1997 and will continue to serve as a director until expiration of his term of service at the Annual Meeting. He served as a director of Mesa from January 1992 until August 1997. Since December 1991, Mr. Herrington has been involved in personal investments and real estate activities. He was Chairman of the Board of Harcourt Brace Jovanovich, Inc. (publishing) from May 1990 until November 1991, and served as a director from May 1989 until May 1990. Mr. Herrington served as the Secretary of the Department of Energy of the United States from February 1985 until May 1990.

                      MEETINGS AND COMMITTEES OF DIRECTORS

         The Board of Directors of the Company held four meetings from August 8, 1997, through December 31, 1997. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which that director served.

         The Company's Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating Committee.

         The Audit Committee makes recommendations to the Board of Directors for selecting the Company's independent auditors, considers the independence of auditors before engaging them, reviews with auditors their reports, discusses internal accounting procedures and financial controls with the Company's management and auditors, and may initiate and supervise any special investigations it deems necessary. The members of the Audit Committee are Messrs. Houghton (Chairman), Gardner, Herrington and Jones. The Audit Committee held three meetings during 1997.

         The Compensation Committee periodically reviews the compensation, employee benefit plans and fringe benefits paid to or provided for executive officers of the Company, approves the annual salaries and bonuses of the Company's executive officers, and administers the Company's Long-Term Incentive Plan. The members of the Compensation Committee are Messrs. Ramsey (Chairman), Hersh, Arthur Smith, and Philip Smith. The Compensation Committee held two meetings during 1997. The Long-Term Incentive Plan is administered by a subcommittee of which Messrs. Ramsey and Philip Smith are members.

         The Executive Committee approves acquisition and divestiture transactions by the Company up to $200 million, and acts as a preliminary screening committee for the Board of Directors on transactions greater than $200 million. The members of the Executive Committee are Messrs. Brumley (Chairman), Sheffield, Gardner, Hersh, Ramsey and Philip Smith.
The Executive Committee held one meeting during 1997.

         The Nominating Committee recommends candidates for membership to the Board of Directors. The members of the Nominating Committee are Messrs. Brumley (Chairman), Philip Smith and Wortley. The Nominating Committee held one meeting during 1997.

                             MANAGEMENT COMPENSATION

         The Company began operations upon completion of the merger of Parker & Parsley and Mesa on August 7, 1997. Information about management compensation for periods before that date refers to compensation that either of the predecessor companies paid.

COMPENSATION OF DIRECTORS

         Each non-employee director receives an annual retainer fee of $50,000 if the director serves on a committee and $40,000 if he does not. The amounts paid for the initial term beginning August 7, 1997, were reduced pro rata to $37,500 and $30,000, respectively. In addition, each non-employee director is reimbursed for travel expenses to attend meetings of the Board of Directors or its committees and an additional $2,500 for services as chairman of a committee. No additional fees are paid for attendance at board or committee meetings. Executive officers of the Company do not receive additional compensation for serving on the Board of Directors.

         Under the Company's Long-Term Incentive Plan, each non-employee director automatically receives 50% (and may elect to receive 100%) of the director's annual retainer fee in the form of common stock instead of cash on the last business day of the month in which the annual meeting of stockholders is held (or, for the initial term, the month of the stockholders' meeting to approve the merger of Parker & Parsley and Mesa). The number of shares included in each award is determined by dividing the applicable percentage of the annual retainer fee by the closing sale price of common stock on the business day immediately preceding the date of the award. When issued, the shares of common stock awarded are subject to transfer restrictions that lapse on the earlier of the next annual meeting of stockholders or the first anniversary date of the award if the person has continued as a director through that date. If a non-employee director's services as a director are terminated for any reason before the earlier of the next annual meeting of stockholders or the first anniversary of the date of the grant, transfer restrictions on some of the shares will lapse (and the rest of the shares will be forfeited) based on the number of regularly scheduled meetings of the Board of Directors that were held since the last annual meeting and the number of regularly scheduled meetings remaining to be held before the next annual meeting of stockholders. The vesting of ownership and the lapse of transfer restrictions may be accelerated upon the death, disability or retirement of the director or a change in control of the Company.

         On August 29, 1997, each non-employee director received the following awards of common stock in lieu of cash retainer fees (which were based on a closing sale price of $39.125 for the common stock): Messrs. Herrington, Hersh, Houghton, Jones, Ramsey, Arthur Smith, Philip Smith and Wortley received awards of 479 shares; Messrs. Pickens, Rainwater and Stillwell received awards of 383 shares; and Mr. Gardner received an award of 958 shares. Mr. Gardner was the only director who elected to receive 100% of his retainer in common stock.

COMPENSATION OF EXECUTIVE OFFICERS

         The compensation paid to the Company's executive officers generally consists of base salaries, annual bonuses, awards under the Company's Long-Term Incentive Plan, contributions to the Company's 401(k) retirement plan, and miscellaneous perquisites. The following table summarizes the total compensation for 1997, 1996, and 1995 awarded to, earned by or paid to the following persons:

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM COMPENSATION
                                                    ANNUAL COMPENSATION                      AWARDS
                                            ---------------------------------------  ---------------------------
                                                                                      VALUE OF       SHARES
        NAME AND                                                     OTHER ANNUAL    RESTRICTED     UNDERLYING      ALL OTHER
   PRINCIPAL POSITION             YEAR      SALARY       BONUS (a)  COMPENSATION (b)  STOCK (c)      OPTIONS (d)  COMPENSATION (e)
   ------------------             ----      ------      ----------  ---------------  ----------    -------------  ----------------
I. Jon Brumley (f) ...........    1997      $537,525      $360,000      $  121,198   $2,234,625       90,000      $   36,037
Chairman of the Board             1996       180,142            --              --           --      228,571          18,014
                                  1995            --            --              --           --           --              --

Scott D. Sheffield (g) .......    1997       518,875       360,000         838,075    2,234,625       90,000         105,996
President and                     1996       390,000       375,375          47,770           --       70,000          87,990
Chief Executive Officer           1995       321,094            --          12,592           --       56,232           8,280


Dennis E. Fagerstone .........    1997       259,387       123,750          61,985      871,125       35,000          27,149
Executive Vice President          1996       212,490        90,000              --           --       71,428          30,249
                                  1995       199,980        50,000              --           --           --          14,663

Mel Fischer (h) ..............    1997       255,833       128,250         346,438      871,125       56,000          33,787
Executive Vice President          1996            --            --              --           --           --              --
-- World Wide Exploration         1995            --            --              --           --           --              --

Mark L. Withrow (g) ..........    1997       228,000       112,500         382,020      871,125       35,000          51,835
Executive Vice President          1996       175,000       201,737          33,021       59,500       21,000          43,103
and General Counsel               1995       157,438            --           7,192           --       27,743           6,930

----------------
(a) Represents the amount awarded under the Company's annual bonus program and bonus awards related to specific events. The 1997 annual bonus was approved on February 9, 1998, in the form of one-half in cash and one-half in restricted common stock. Subject to accelerated lapse in certain circumstances, the ownership of the stock vests after one year and transfer restrictions lapse on one-third of the shares on each of the first, second and third anniversaries of the date of grant. In 1996, Mr. Withrow received one-half of a previously established target level in restricted stock and the other one-half of target plus any excess above target in cash. The number of shares of restricted stock awarded as annual bonuses was calculated using the last closing sale price of the common stock before the date of the award ($22.375 for 1997 and $30.125 for 1996). Ownership of the restricted stock awarded for 1997 vests on February 9, 1999, and ownership of the restricted stock awarded in 1996 vested on August 13, 1997. Dividends are paid on the restricted stock at the same rate as they are paid on all other shares of common stock.

                                                     RESTRICTED STOCK AWARD
                                                     ----------------------
                                                      NUMBER       VALUE
                              YEAR    CASH AWARD     OF SHARES   OF SHARES
                              ----    ----------     ---------   ---------
Mr. Brumley .............     1997     $179,993        8,045     $180,007
                              1996           --           --           --
                              1995           --           --           --

Mr. Sheffield ...........     1997      179,993        8,045      180,007
                              1996      375,375           --           --
                              1995           --           --           --

Mr. Fagerstone ..........     1997       61,883        2,765       61,867
                              1996       90,000           --           --
                              1995       50,000           --           --

Mr. Fischer .............     1997       64,123        2,866       64,127
                              1996           --           --           --
                              1995           --           --           --

Mr. Withrow .............     1997       56,249        2,514       56,251
                              1996      102,377        1,307       39,373
                              1995           --           --           --

         In 1996 Mr. Withrow also received a restricted stock bonus award of 2,436 shares valued at $59,987 on the date of grant for his role in the divestiture of the Company's Australia and Asia subsidiaries. These shares vested on April 17, 1997, and the transfer restrictions lapsed one-third on April 17, 1997, with the remaining two-thirds lapsing on August 7, 1997.

(b) This column includes (i) gross-up payments in 1997 for taxes in connection with the receipt of restricted stock awarded pursuant to the annual bonus plan as follows: Mr. Brumley $118,805; Mr. Sheffield $118,805; Mr.
         Fagerstone $40,832; Mr.

         Fischer $42,328; and Mr. Withrow $37,125; (ii) a 1997 relocation and housing cost of living adjustment related to moving corporate headquarters from Midland, Texas to Irving, Texas as follows: Mr. Sheffield $432,856; Mr. Fischer $151,777; and Mr. Withrow $204,000;
         (iii) a 1997 tax gross-up payment for relocation and cost of living adjustment as follows: Mr. Sheffield $283,781; Mr. Fischer $94,889; and Mr. Withrow $133,742; (iv) a 1997 temporary housing payment to Mr. Fischer for housing in Texas during Mr. Fischer's two year initial employment commitment; (v) a 1997 payment to Mr. Fagerstone of $21,153 for unused vacation; (vi) a cash payment to Mr. Sheffield in 1996 of $47,770, which was equal to 50% of the federal income tax liability associated with the cash bonus received in lieu of restricted stock under the annual bonus program; (vii) a 1996 gross-up payment to Mr. Withrow of $33,021 related to a restricted stock award he received as part of the annual bonus plan; and (viii) a 1995 payment to Mr. Withrow for country club dues of $2,392 and auto allowance of $4,800.
         Amounts not shown represent miscellaneous perquisites.

(c) The restricted stock awarded in 1997 represents grants on August 8, 1997 of 59,000 shares of common stock to each of Messrs. Brumley and Sheffield and 23,000 shares of common stock to each of Messrs. Fischer, Fagerstone and Withrow with vesting restrictions that lapse one-half on August 8, 2000, and one-half on August 8, 2001. Mr. Brumley's restricted stock will fully vest effective as of May 15, 1998, in connection with his retirement as an employee of the Company. In 1996 Mr. Withrow received a restricted stock award of 2,000 shares of common stock with vesting restrictions that lapse November 19, 1999. The merger of Parker & Parsley and Mesa to form the Company accelerated the lapse of these restrictions to August 7, 1997. See "Compensation Committee Report on Executive Compensation -- Elements of Compensation -- Long-term Incentives." Dividends are paid on the restricted stock at the same rate as they are paid on all other shares of common stock. The values of the awards were calculated using the closing sale price of the common stock of $37.875 on August 7, 1997, and of $29.75 on November 18, 1996.

         The total number and value of all shares of restricted stock that each executive officer held on December 31, 1997 are as follows based on the closing sale price that day of $29.00:

                                    NUMBER OF SHARES         VALUE
                                    ----------------       ----------
Mr. Brumley ..................         59,000              $1,711,000
Mr. Sheffield ................         59,000               1,711,000
Mr. Fagerstone ...............         23,000                 667,000
Mr. Fischer ..................         23,000                 667,000
Mr. Withrow ..................         23,000                 667,000

(d) Stock options that Mesa awarded to Mr. Brumley and Mr. Fagerstone before the merger were converted to options to purchase common stock on a 1-for-7 basis.

(e) For 1997 this column includes (i) contributions to qualified retirement plans for Messrs. Brumley, Sheffield, Fagerstone, Fischer and Withrow of $16,087, $9,500, $15,867, $10,537 and $9,500, respectively; (ii)
         contributions to the Company's non-qualified deferred compensation retirement plan for Messrs. Brumley, Sheffield, Fagerstone, Fischer and Withrow of $20,000, $47,428, $11,282, $23,250 and $21,344,
         respectively; (iii) deemed payment of one-third of the principal and all accrued interest to Mr. Sheffield for $47,708 and Mr. Withrow for $20,991 related to a 1995 stock acquisition loan program described in "Compensation Committee Report on Executive Compensation -- Elements of Compensation -- Long-term Incentives"; and (iv) a $1,330 premium with respect to a term life insurance policy for the benefit of Mr. Sheffield.

(f) Mr. Brumley became an officer of Mesa in August 1996. He will cease to be an employee of the Company effective as of May 15, 1998, but will continue to serve as Chairman of the Board of Directors.

(g) See "Management Compensation -- Compensation of Executive Officers -- Employee Investment Partnerships" for information about Parker & Parsley-sponsored employee investment partnerships in which Mr. Sheffield and Mr.
         Withrow invested their own funds.

(h)      Mr. Fischer became an officer of Parker & Parsley in February 1997.

         LONG-TERM INCENTIVE PLAN. The Long-Term Incentive Plan provides for employee awards in the form of stock options, stock appreciation rights, restricted stock, and performance units payable in stock or cash. The maximum number of shares of common stock that may be issued under the Long-Term Incentive Plan is equal to 10% of the total number of shares of common stock outstanding from time to time minus the total number of shares of stock subject to outstanding awards on the date of calculation under any other stock-based plan for employees or directors of the Company and its Subsidiaries. The Long-Term Incentive Plan had 6,257,301 shares available for additional awards at December 31, 1997.

         Information about restricted stock awards made under the Long-Term Incentive Plan is set forth in the Summary Compensation Table. No performance units or stock appreciation rights have been awarded under the Long-Term Incentive Plan.

         The following table sets forth information about stock option grants made during 1997 to the named executive officers.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                                  ------------------------------------
                                     NUMBER OF         % OF TOTAL
                                    SECURITIES        OPTIONS GRANTED     EXERCISE OR
                                    UNDERLYING         TO EMPLOYEES       BASE PRICE       EXPIRATION       GRANT DATE
              NAME                OPTIONS GRANTED     IN FISCAL YEAR     PER SHARE (C)        DATE            VALUE (D)
--------------------------------- ---------------     ----------------   -------------    -------------     -----------
Mr. Brumley.....................     90,000  (a)           5.00%         $  30.375        12/4/03-04-05     $1,357,200
Mr. Sheffield...................     90,000  (a)           5.00%            30.375        12/4/03-04-05      1,357,200
Mr. Fagerstone..................     35,000  (a)           1.94%            30.375        12/4/03-04-05        527,800
Mr. Fischer.....................     35,000  (a)           1.94%            30.375        12/4/03-04-05        527,800
                                     21,000  (b)           1.16%            34.875              2/13/02        248,010
Mr. Withrow.....................     35,000  (a)           1.94%            30.375        12/4/03-04-05        527,800

(a) These options were granted on December 4, 1997, vest at the rate of one-third each year commencing on the first anniversary of the grant date, and have a term of five years from the date of vesting. Mr. Brumley's stock options will fully vest effective as of May 15, 1998 in connection with his retirement as an employee of the Company. The Compensation Committee retains discretion, subject to plan limits, to modify the terms of the options. In the event of a change in control of the Company as defined in the Long-Term Incentive Plan, each holder of an option will immediately be granted corresponding stock appreciation rights and the options will immediately become fully vested and exercisable in full.

(b) These options were granted on February 13, 1997, vest at the rate of one-third each year commencing on the first anniversary of the grant date, and have a term of five years. Other terms are the same as footnote (a).

(c) The exercise price per share is equal to the closing price of the common stock on the New York Stock Exchange composite tape on the day before the date of grant.

(d) The estimated grant date value of shares in footnotes (a) and (b) is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options include the following:

                  o An interest rate of 5.73% for footnote (a) and 5.57% for footnote (b), which represents the interest rate on a U. S. Treasury security with a maturity date corresponding to the option term.

                  o Volatility of 39% for footnote (a) and 33% for footnote (b) calculated using daily stock prices for the 120-day period prior to the grant date.

                  o Dividends at the rate of $.10 per share representing the annualized dividends paid with respect to a share of common stock at the date of grant.

         No other adjustments were made to the model for non-transferability or risk of forfeiture. The ultimate values of the options will depend on the future market price of the common stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the common stock over the exercise price on the date the option is exercised.

         The following table sets forth, for each named executive officer, information concerning the exercise of stock options during 1997 and the value of unexercised stock options as of December 31, 1997.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

                                                                NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                               NUMBER OF                       UNDERLYING UNEXERCISED             IN-THE-MONEY
                                SHARES                       OPTIONS AT FISCAL YEAR END    OPTIONS AT FISCAL YEAR END (a)
                               ACQUIRED ON       VALUE       ---------------------------   ------------------------------
                               EXERCISE       REALIZED       EXERCISABLE   UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
                              -----------     --------       -----------   -------------   -----------    ---------------
Mr. Brumley .............         --           $ --            228,571         90,000      $ 1,428,569        $ --
Mr. Sheffield ...........         --             --            170,000         90,000        1,287,500          --
Mr. Fagerstone ..........         --             --             79,999         35,000           40,178          --
Mr. Fischer .............         --             --             21,000         35,000               --          --
Mr. Withrow .............         --             --             42,000         35,000          207,375          --


(a) Amounts were calculated by multiplying the number of unexercised options by $29.00, which was the closing sale price of the common stock on December 31, 1997, and subtracting the aggregate exercise price.

         RETIREMENT PLAN. Since September 1, 1997, the Company has had a deferred compensation retirement plan for officers and key employees of the Company. Each participant is allowed to contribute up to 25% of base salary. The Company provides a matching contribution of 100% of the participant's contribution limited to the first 10% of the officer's base salary (or 8% of the key employee's base salary). The Company matching contribution vests immediately.

         EMPLOYEE INVESTMENT PARTNERSHIPS. From 1987 through 1991, Parker & Parsley formed employee partnership programs in which Mr. Sheffield participated. In 1992 and 1993 Mr. Sheffield and Mr. Withrow participated in a Direct Investment Partnership formed to invest in all wells drilled by Parker & Parsley during those years (except in certain circumstances where its participation would impose additional costs to Parker & Parsley). As of December 31, 1997, the aggregate contributions that have been made to the employee partnerships and the Direct Investment Partnerships by Mr. Sheffield and Mr. Withrow and the aggregate distributions that have been received by them from those partnerships are as follows: Mr. Sheffield contributed $337,532 and received $635,398 ($88,973 of which was received during 1997); and Mr. Withrow contributed $34,275 and received $33,791 ($4,687 of which was received during 1997).

         SEVERANCE AGREEMENTS. On August 8, 1997, the Company entered into severance agreements with its officers. Salaries and bonuses are set by the Compensation Committee independent of these agreements, and the Compensation Committee can increase or reduce base salaries at its discretion.

         Either the Company or the officer may terminate the officer's employment under the severance agreement at any time. The Company must pay the officer an amount equal to one year's base salary if the officer's employment is terminated because of death, disability, or normal retirement. The Company must pay the officer an amount equal to one year's base salary and continue health insurance for the officer's family for one year if the Company terminates the officer's employment without cause or if the officer terminates employment for good reason, which is when reductions in the officer's base annual salary exceed specified limits or when the officer's responsibilities have been significantly reduced. If within one year after a change in control of the Company the Company terminates the officer without cause or if the officer terminates employment for good reason, the Company must pay the officer an amount equal to 2.99 times the sum of the officer's base salary plus target bonus for the year and continue health insurance for the officer's family for one year. If the officer terminates employment with the Company without reason between six months and one year after a change in control, or at any time within one year after a change in control if the officer is required to move, then the Company must pay the officer one year's base salary and continue health insurance for the officer's family for one year. Officers are also entitled to additional payments for certain tax liabilities that may apply to severance payments following a change in control.

         INDEMNIFICATION AGREEMENTS. The Company has entered into indemnification agreements with each of its directors and officers, including the named executive officers. Those agreements require the Company to indemnify the directors and officers to the fullest extent permitted by the Delaware General Corporation Law and to advance expenses in connection with certain claims against directors and officers. The Company expects to enter into similar agreements with persons selected to be directors and officers in the future. Each indemnification agreement also provides that, upon a potential change in control of the Company and if the indemnified director or officer so requests, the Company will create a trust for the benefit of the indemnified director or officer in an amount sufficient to satisfy payment of all liabilities and suits against which the Company has indemnified the director or officer.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mr. Kenneth A. Hersh is a member of the Compensation Committee and the Chief Investment Officer and director of Rainwater, Inc. Effective September 1, 1997, the Company entered into an agreement with Rainwater, Inc., the former general partner of DNR-MESA Holdings, L.P. ("DNR"), modifying certain terms of a prior agreement between DNR and Mesa, which was assumed by the Company upon consummation of the merger between Parker & Parsley and Mesa. Pursuant to the terms of this agreement, as modified, the Company will pay Rainwater, Inc. $400,000 per year and reimburse Rainwater, Inc. for certain expenses in consideration of the provision of certain consulting and financial analysis services to the Company by Rainwater, Inc. and its representatives.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         This report is prepared by the Compensation Committee of the Company's Board of Directors (the "Committee") for compensation issues beginning August 7, 1997, with the merger of Parker & Parsley and Mesa to form the Company. Compensation paid to the executive officers before August 7, 1997, was not the responsibility or under the control of the Committee.

COMPENSATION PRINCIPLES AND PHILOSOPHY

         The overriding responsibility of the Committee is to maintain the Company's executive compensation program so that it attracts and retains a capable and highly motivated senior management team and aligns the compensation of the Company's executives with the Company's strategic business plan to increase stockholder value. During 1997, the Committee retained an executive compensation consulting firm ("Hewitt Associates") to assist and advise it in its efforts to establish and administer fair and reasonable compensation and incentive policies. Under the policies, a significant portion of each executive's total compensation is tied to the Company's success so that total compensation should, in years when the Company performs well, be above median for a similarly sized independent oil and gas company, and, in years when the Company is very successful, be significantly above median. Stock awards as part of each executive's compensation package will continue to be emphasized to align stockholder and executive interests. Other critical elements of the Company's compensation and incentive policies provide for:

         o Base salaries at or slightly above median levels compared to industry survey information and peer group proxy analysis.

         o Annual bonuses that are performance based, with bonuses slightly above median in a year when the Company performs well and significantly above median in a very successful year.

         o        Long-term incentive award levels that are above median.

         o        Significant stock ownership by management.

         To support the commitment to significant stock ownership by executives and the Board of Directors, the Committee adopted the following stock ownership guidelines effective August 8, 1997:

         o Non-employee directors -- stock value equal to at least three times each director's annual retainer fee.

         o Chairman of the Board and Chief Executive Officer -- stock value equal to at least five times base salary.

         o Executive Committee (executive officers named in the summary compensation table and three other officers) -- stock value equal to at least two and one-half times base salary.

         o All other officers -- stock value equal to at least one and one-half times base salary.

         o Subsidiary company officers -- stock value equal to at least base salary.

         As of December 31, 1997, 80% of the Board of Directors, the Chairman of the Board, the Chief Executive Officer and all but one of the Company and Subsidiary officers met the ownership guidelines.

         Officers are given three years from the time they are subject to the guidelines to achieve the expected levels of stock ownership. Officers who currently do not meet the guidelines have submitted proposals to comply within the three-year period. If the ownership levels are not achieved, non-complying officers will be required to hold for a minimum of six months 50% of the shares acquired through any exercise of stock options, and any subsequent annual bonus awards will be paid 100% in common stock.

         The Omnibus Budget Reconciliation Act of 1993 ("OBRA93") placed new restrictions on the deductibility of executive compensation paid by public companies. Under the restrictions that began to apply in 1994, the Company is not able to deduct compensation paid to any of the named executive officers in excess of $1,000,000 unless the compensation meets the definition of "performance based compensation" in the legislation. Non-deductibility could result in additional tax costs to the Company. While the Committee cannot assess with certainty how the Company's compensation program will ultimately be affected by OBRA93, the Committee generally tries to preserve the deductibility of all executive compensation if it can do so without interfering with the Company's ability to attract and retain capable and highly motivated senior management. However, in order to induce certain executive officers of the Company to relocate to the Company's principal executive offices in Irving, Texas, after the merger of Parker & Parsley and Mesa in 1997, the Company made certain relocation reimbursement payments to such officers, which payments may not be wholly deductible by the Company because of the compensation limits of OBRA93.

ELEMENTS OF COMPENSATION

         The elements of the compensation program that the Committee administers for executive officers, including the Chief Executive Officer, consist of base salaries, annual bonuses, awards made under the Company's Long-Term Incentive Plan, contributions to the Company's 401(k) retirement plan, contributions to the Company's deferred compensation retirement plan, and miscellaneous perquisites. Base salaries, annual bonuses and long-term incentives are discussed separately below; however, the Committee considers the aggregate remuneration of executives when evaluating the executive compensation program.

         The formation of the Company through the merger of Parker & Parsley and Mesa provided the Committee the unique opportunity to develop a new compensation structure that would enable Mr. Brumley and Mr. Sheffield to assemble the executive management staff responsible for providing the leadership for developing the strategies of and staffing the new Company.

         BASE SALARIES. An executive's base salary is viewed as a fixed component of total compensation that should be competitive with companies of similar size and business to the Company. In recognition of a tightening market and the experience levels of executives of the Company, the Committee has targeted base salaries at or slightly above the median level for companies of similar size and business to the Company. The Committee evaluates the base salaries of the Company's executive officers on the basis of competitive base salary survey data provided by its consultant, consideration of each officer's duties and responsibilities, individual performance and contribution, and the extent and length of tenure with the Company and its predecessors. Hewitt Associates provides base salary survey data on the majority of the Company's peer group companies, a group of independent exploration and production companies with similar asset, revenue and capital investment profiles as the Company. While the peer group provided by Hewitt Associates includes many of the members of the self-constructed peer group reflected in the performance graph set forth in "Company Performance", it does not include all of the companies in that self-constructed peer group and includes other companies with which the Company competes.

         The base salaries established effective August 8, 1997, for the named executive officers as a group other than Mr. Brumley and Mr. Sheffield were identified by Hewitt Associates as being slightly above median level.

         The Committee determines Mr. Brumley's and Mr. Sheffield's base salaries on the same basis as the other named executive officers. The Committee approved a $600,000 base salary for both Mr. Brumley and Mr. Sheffield. Based on Hewitt Associates' analysis, these salaries are at the 50th percentile levels. Base salaries established August 8, 1997 are expected to be in effect until May 15, 1998, with respect to Mr. Brumley, who will cease to be an employee of the Company at such time, and January 1, 1999, with respect to Mr. Sheffield.

         ANNUAL BONUSES. Each year the Committee will set a target bonus for each executive based on the range of the peer group's bonus targets. To maintain internal equity, the level of responsibility, scope and complexity of the executive's position is considered. The Committee believes, based on advice from its consultant, that the established targets are at about the 60th percentile of the survey group's target bonus levels. Awards may vary from 50% to 150% of target. These award levels are in recognition of the Company's philosophy to allow its executives the opportunity to achieve significant incentive compensation when performance exceeds targeted levels.

         For 1997, the Committee awarded the named executive officers a bonus payment at target levels. The 1997 year was difficult to evaluate the named executive officers' performance based on normal criteria due to the drastic changes which occurred with the merger and acquisition activity. The Committee believed the overriding accomplishment of the named executive officer group was the positioning of the Company for the future through the merger of Parker & Parsley and Mesa to form the Company, the acquisition of Greenhill Petroleum Corporation, the acquisition of Chauvco Resources Ltd., and the acquisition of assets from American Cometra. As a result of such merger and acquisitions, the Company is one of the largest independent exploration and production companies in North America, with major operations in the United States, Argentina and Canada.

         To encourage stock ownership and alignment of stockholder and executive interests, one-half of the 1997 annual bonus was paid in restricted stock to each named executive officer along with a payment for tax reimbursement on the value of the restricted stock. Vesting restrictions lapse after one year and transfer restrictions lapse one-third each year over a three year period. For the 1996 bonus, former Parker & Parsley named executive officers who met the stock ownership targets were permitted to elect between receiving the restricted stock award with the regular tax reimbursement or receiving a cash bonus of the same value with half of the regular tax reimbursement. For that 1996 bonus, Mr. Sheffield elected to receive cash and the other named executive officers elected to receive restricted stock.

         In considering bonuses for 1998, the Committee has identified the following objective criteria that are important to the success of the Company's business plan:

  o    Cash Flow/Share Growth           o    Operating Cost per BOE
  o    Debt/Book                        o    Reserve Replacement
  o    Net Asset Value/Share Growth     o    Finding & Development Cost per BOE
  o    Production Growth                o    Debt/BOE

         In determining the named executive officers' annual bonus awards, the Committee will also evaluate the Company's stock performance in relation to its peer group. The Committee will not employ a formula, specific targets or predetermined weighting of the above financial or operational performance criteria. The Committee also evaluates Company performance in light of oil and gas industry fundamentals and assesses how effectively management adapts to changing industry conditions and opportunities during the year. The Committee will observe and evaluate the individual performance of executive officers through the year and discuss the performance of these key executives with Mr. Brumley and Mr. Sheffield.

         LONG-TERM INCENTIVES. A significant portion of the named executive officers' total compensation is comprised of long-term incentive awards, which are intended to align executive management's interests in long-term growth and success more closely with the interests of the Company's stockholders. The Committee has determined that annual stock option awards should be the primary method to award long-term incentives, but has also elected to award restricted stock on a limited basis to hire or retain key employees and to reward high-impact individual contributions. Stock options are issued with an exercise price at the fair market value on the date of grant, a three-year vesting schedule, and a five-year term from the vesting date. Restricted stock is generally issued with a vesting schedule of 50% after three years and the remaining 50% after four years.

         In addition to the normal compensation package developed for the named executive officers of the Company, the Committee determined it was important to provide a one-time long-term incentive award at the merger date of Parker & Parsley and Mesa to unify the new executive team, focus them on the sustained long-term success of the Company, and encourage their retention. Based on the advice of Hewitt Associates, the Committee awarded 59,000 shares to each of Messrs. Brumley and Sheffield and 35,000 shares to each of Messrs. Fagerstone, Fischer and Withrow.

         The number of options granted to each executive in December 1997 was determined by the executive's position within the Company, comparability of option grants made to executives of the peer group, and individual potential to affect corporate results. The award levels were not influenced by the stock holdings of the executives. These stock option award levels support the Company's philosophy of awarding long-term incentives that are above market averages and paying total compensation significantly above median in a very successful year. Hewitt Associates concluded the 1997 stock option awards for the Company's named executive officers as a group, other than Mr. Brumley and Mr. Sheffield, are competitive at the 60th to 70th percentile among the survey group. The Committee applied the same criteria in awarding Mr. Brumley's and Mr. Sheffield's stock option award as the other executives. Mr. Brumley and Mr. Sheffield were each awarded 90,000 stock options, which, according to Hewitt Associates, placed Mr. Sheffield at the 60th percentile for long-term incentive awards for chief executive officers among the survey group. Survey information was not available for the position of Chairman of the Board; however, the Committee was committed to providing Mr. Brumley and Mr. Sheffield with the same level of awards.

         Mr. Fischer received a stock option award of 21,000 shares in February 1997 as part of his hiring package when he joined Parker & Parsley.

         Mr. Sheffield and Mr. Withrow each received a loan from Parker & Parsley in 1995 to acquire common stock as a means to encourage higher levels of equity ownership. The loan included a provision that one-third of the principal and all accrued interest will be deemed paid on each of the first three anniversaries of the loan if the officer has continued as an employee of the Company through that date. Each such executive officer was employed on the first and second anniversaries of the loan and received the benefit of the loan forgiveness. The value of Mr. Sheffield's loan and accrued interest forgiveness totalled $50,660 in 1996 and

$47,708 in 1997 and the value of Mr. Withrow's loan and accrued interest forgiveness totalled $22,290 in 1996 and $20,991 in 1997.

         During 1995, Parker & Parsley discontinued a performance unit program, which was implemented in 1992, because the program no longer met the Committee's goal of providing proper incentives to Company executives. To encourage the Company's executives to forfeit the opportunity to earn additional potential awards under the performance unit program, vesting was accelerated so that 50% of shares which had been earned as of 1995 vested December 31, 1995, and the remaining 50% vested December 31, 1996. The shares were subject to transfer restrictions scheduled to expire on December 31, 2000.

         The merger of Parker & Parsley and Mesa triggered change in control provisions in the long-term incentive plans of both Parker & Parsley and Mesa that fully vested all outstanding stock options and restricted stock, including the restricted stock issued under the performance unit program.

         In connection with Mr. Brumley's retirement as an employee of the Company effective as of May 15, 1998, the Company agreed to fully vest Mr. Brumley's stock options and restricted stock on that date.

         In summary, the Company believes a significant portion of executive compensation should be variable and performance-based so that an executive's total compensation is linked to the performance of the Company and its stock price. The majority of the named executive officers' total compensation is variable, at-risk compensation. This structure allows the Company to administer overall compensation that rises or falls based on the Company's performance and to maintain a balance between the Company's short-term and long-term objectives.

                               COMPANY PERFORMANCE

         The following graph and chart compare the Company's cumulative total stockholder return on common stock during the period from December 31, 1992 to December 31, 1997, with the cumulative total stockholder return during the same period for Parker & Parsley's former peer group, the Dow Jones Oil-Secondary index (the "DJ Oil-Secondary") and the Standard & Poor's 500 index. Parker & Parsley's peer group is shown because the Company's cumulative total stockholder return for the period from December 31, 1992 to December 31, 1997 consists of Parker & Parsley's operating results prior to August 8, 1997 and the Company's operating results beginning August 8, 1997. The peer group consists of the following 16 companies: Anadarko Petroleum Corp., Apache Corp., Barrett Resources Corp., Cabot Oil & Gas Corp., Devon Energy Corp., EEX Corp., Enron Oil & Gas Company, Louis Dreyfus Natural Gas Corp., Noble Affiliates Inc., Nuevo Energy Company, Pogo Producing Co., Santa Fe Energy Resources Inc., Seagull Energy Corp., United Meridian Corp., Vastar Resources Inc. and Vintage Petroleum Inc. In compiling the peer group, the Company attempted to include companies with market capitalizations both above and below the Company's. This group is substantially the same as the peer group presented in the proxy materials for Parker & Parsley's annual meeting of stockholders held during 1996, except for the deletion of Snyder Oil Corporation and Louisiana Land & Exploration and the addition of Barrett Resources Corp., EEX Corp., Louis Dreyfus Natural Gas Corp., Nuevo Energy Company and United Meridian Corp. After the merger of Parker & Parsley and Mesa in 1997, the Company began using the DJ Oil-Secondary to evaluate its performance because several of the members of the Company's peer group use that index to simplify the evaluation of company performance and because the DJ Oil-Secondary is more readily available to the public for comparison purposes. The graph and chart show the value, at December 31 in each of 1993, 1994, 1995, 1996 and 1997, of $100 invested at December 31, 1992, and assume the reinvestment of all dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
      AMONG PIONEER NATURAL RESOURCES COMPANY, THE STAND & POOR'S 500 INDEX
              THE DOW JONES OIL - SECONDARY INDEX AND A PEER GROUP

                               [PERFORMANCE GRAPH]

* $100 INVENTED ON 12/31/92 IN STOCK OR
INDEX - INCLUDING REIVESTMENT OF
DIVIDENDS. FISCAL YEAR ENDING 12/31/97.

----------------------------------------------------------------------------
                                1992    1993    1994    1995    1996   1997
----------------------------------------------------------------------------
Pioneer Natural Resources       100     181     150     162     272     215
----------------------------------------------------------------------------
Parker & Parsley Peer Group     100     140     129     165     211     188
----------------------------------------------------------------------------
Dow Jones Oil-Secondary         100     111     107     124     153     163
----------------------------------------------------------------------------
Standard & Poor's 500           100     110     112     153     189     252
----------------------------------------------------------------------------

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of common stock as of April 6, 1998, by (a) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (b) each director and nominee for director of the Company, (c) each executive officer of the Company, and (d) all directors and executive officers as a group.

                                                                                NUMBER OF   PERCENTAGE
            NAME OF PERSON OR IDENTITY OF GROUP                                  SHARES     OF CLASS (1)
            -----------------------------------                                 ---------   ------------
The Prudential Insurance Company of America (2) ...........................     8,690,781       8.7%
  751 Broad Street
  Newark, New Jersey 07102-3777

The Capital Group Companies, Inc. (3) .....................................     8,800,750       8.8%
Capital Guardian Trust Company
  333 South Hope Street
  Los Angeles, California 90071

Gendis Inc. (4) ...........................................................     6,253,632       6.2%
  1370 Sony Place
  Winnipeg MB
  R3C 3C3

Richard E. Rainwater (5) ..................................................     5,516,514       5.5%
  777 Main Street, Suite 2250
  Fort Worth, Texas 76102

I. Jon Brumley (6), (7) ...................................................       643,960         *
Scott D. Sheffield (6), (8) ...............................................       566,169         *
Timothy L. Dove (6) .......................................................        92,892         *
Dennis E. Fagerstone (6) ..................................................       110,905         *
Mel Fischer (6), (9) ......................................................        54,874         *
Mark L. Withrow (6) .......................................................       103,184         *
Lon C. Kile (6) ...........................................................       120,461         *
M. Garrett Smith (6) ......................................................        76,649         *
James R. Baroffio .........................................................         2,688         *
R. Hartwell Gardner .......................................................        10,298         *
John S. Herrington (10) ...................................................           479         *
Kenneth A. Hersh ..........................................................         8,480         *
James L. Houghton (11) ....................................................        12,245         *
Jerry P. Jones ............................................................        14,457         *
T. Boone Pickens (6), (12) ................................................       164,840         *
Charles E. Ramsey, Jr .....................................................        15,991         *
Arthur L. Smith ...........................................................         9,132         *
Philip B. Smith ...........................................................           479         *
Robert L. Stillwell (13) ..................................................         5,773         *
Guy J. Turcotte (14) ......................................................       480,828         *
Michael D. Wortley (10) ...................................................         6,623         *
All directors and executive officers as a group (21 persons) (15) .........     7,537,093       7.5%

---------------------
* Does not exceed 1%.

(1) Based on 100,476,887 shares of common stock consisting of 92,419,140 outstanding shares of common stock and 8,057,747 outstanding exchangeable shares that are exchangeable for the same number of shares of common stock.

(2) The Schedule 13G filed with the SEC on February 9, 1998 states that The Prudential Insurance Company of America holds 133,500 shares or 0.13% of the outstanding common stock for the benefit of its general account and that it may have voting and/or investment discretion over 8,557,281 shares or 8.5% of the outstanding common stock held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates.

(3) The Schedule 13G filed with the SEC on February 11, 1998, which is a joint statement on Schedule 13G filed by both The Capital Group Companies, Inc. ("CGC") and Capital Guardian Trust Company ("CGTC"), states that CGC is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the common stock reported therein. The Schedule 13G further states that CGC does not have investment power or voting power over any of the shares of common stock reported therein, but may be deemed to beneficially own such shares. CGTC is a wholly-owned subsidiary of CGC and is the beneficial owner of 5,229,540 shares or 5.2% of the outstanding common stock as a result of its serving as the investment manager of various institutional accounts. The remaining shares reported as being beneficially owned by CGC are beneficially owned by other subsidiaries of CGC, none of which by itself owns 5% or more of the outstanding shares of common stock.

(4) Includes 3,208,909 exchangeable shares owned directly by 3440851 Canada Inc., of which Gendis Inc. is the sole shareholder, and 3,044,723 shares of common stock held by Gendis Inc.

(5) Includes 109,324 shares owned directly by Rainwater, Inc., of which Mr. Rainwater is the sole shareholder, and 82,202 shares (of which Mr. Rainwater disclaims beneficial ownership) owned by Mr. Rainwater's spouse.

(6) Includes the following number of shares subject to stock options that were exercisable at or within 60 days after March 31, 1998: Mr. Brumley, 228,571; Mr. Sheffield, 170,000; Mr. Dove, 48,000; Mr.
         Fagerstone, 79,998; Mr. Fischer, 21,000; Mr. Withrow, 42,000; Mr. Kile, 49,000; Mr. Smith, 53,571; and Mr. Pickens, 153,570.

(7) Includes 310,344 shares held by Brumley Partners, a Texas general partnership, of which Mr. Brumley is a partner.

(8)      Includes 100 shares held by a minor child of Mr. Sheffield.

(9)      Includes 550 shares held by Mr. Fischer in an IRA account.

(10) John S. Herrington and Michael D. Wortley are both Class I directors whose terms of office expire at the Annual Meeting and are not standing for re-election.

(11) Includes 4,004 shares held by Mr. Houghton's wife, and 7,762 shares held by two trusts of which Mr. Houghton is a trustee and over which shares he has sole voting and investment power.

(12) Excludes shares of common stock owned by Mrs. Pickens as her separate property, as to which Mr. Pickens disclaims beneficial ownership and with respect to which he does not have or share voting or investment power.

(13)     Includes 758 shares held by Mr. Stillwell's wife.

(14) Includes 462,898 exchangeable shares owned directly by 398215 Alberta Ltd., of which Mr. Turcotte is the sole shareholder, and 17,930 exchangeable shares held by Mr. Turcotte in a registered retirement savings plan.

(15) Includes 845,710 shares of common stock subject to stock options that were exercisable at or within 60 days after March 31, 1998, and excludes exchangeable shares directly or beneficially owned by Mr. Turcotte, a nominee for director.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         The executive officers and directors of the Company are required to file reports with the Securities and Exchange Commission, and with the various Canadian provincial securities commissions (the "Canadian Commissions"), disclosing the amount and nature of their beneficial ownership in common stock, as well as changes in that ownership. Pursuant to applicable Canadian policies, the executive officers and directors of the Company are exempted from filing reports with the Canadian Commissions, provided that they timely file all reports required to be filed with the Securities and Exchange Commission.

         Based solely on its review of reports and written representations that the Company has received, the Company is aware that John S. Herrington, a director of the Company, failed to file a report on Form 4 covering one transaction that was required to be filed in 1997. Such failure was subsequently corrected by Mr. Herrington's timely filing of a report on Form 5 covering such transaction. Other than as discussed above, the Company believes that all required reports were filed on time for 1997.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company, through its wholly-owned subsidiaries, has in the past sponsored certain affiliated partnerships, including 22 public and 22 private drilling partnerships and three public income partnerships, all of which were formed primarily for the purpose of drilling and completing wells or acquiring producing properties. In accordance with the terms of the partnership agreements and the related tax partnership agreements of the affiliated partnerships, the Company participated in the activities of the sponsored partnerships on a promoted basis. In 1992, the Company discontinued sponsoring public and private oil and gas development drilling and income partnerships.

         During each of 1994, 1993 and 1992, the Company formed a Direct Investment Partnership for the purpose of permitting selected key employees to invest directly, on an unpromoted basis, in wells that the Company drills. The partners in the Direct Investment Partnerships formed in 1994, 1993 and 1992 pay and receive approximately .337%, 1.5375% and 1.865%, respectively, of the costs and revenues attributable to the Company's interest in the wells in which each such Direct Investment Partnership participates. The Company discontinued the formation of Direct Investment Partnerships in 1995.

         The Company, through a wholly-owned subsidiary, serves as operator of properties in which it and its affiliated partnerships have an interest. Accordingly, the Company receives producing well overhead, drilling well overhead and other fees related to the operation of the properties. The affiliated partnerships also reimburse the Company for their allocated share of general and administrative charges.

         Effective September 1, 1997, the Company entered into an agreement with Rainwater, Inc., the former general partner of DNR that Mr. Rainwater wholly owns, modifying certain terms of a prior agreement between DNR and Mesa, which was assumed by the Company upon consummation of the merger between Parker & Parsley and Mesa. Pursuant to the terms of this agreement, as modified, the Company will pay Rainwater, Inc. $400,000 per year and reimburse Rainwater, Inc. for certain expenses in consideration of the provision of certain consulting and financial analysis services to the Company by Rainwater, Inc. and its representatives.

         Brumley Partners, a Texas general partnership consisting of I. Jon Brumley, the Company's Chairman of the Board, and a family member, was admitted as a limited partner with a profits interest in DNR pursuant to the Amended and Restated Agreement of Limited Partnership of DNR dated November 8, 1996. Until March 23, 1998, DNR was a major holder of shares of common stock. On March 23, 1998, DNR distributed to its partners most of its common stock holdings, which resulted in a distribution to Brumley Partners of 310,344 shares of common stock having a net value of $8,243,513 at the distribution date.

         Effective January 1, 1997, T. Boone Pickens, a director of the Company and the former Chairman of the Board and Chief Executive Officer of Mesa, entered into a one year arrangement with Mesa, which was assumed by the Company, whereby Mr. Pickens provided commodity market consulting in return for a $400,000 fee that has already been paid. This arrangement was discontinued effective December 31, 1997. Additionally, in 1994 Mr. Pickens was awarded a $950,000 bonus payment that has been deferred until Mr. Pickens resigns his service as a director of the Company.

         Effective March 1, 1997, Mesa conveyed certain assets and liabilities relating to its compressed natural gas fueling business to Pickens Fuel Corp., a California corporation controlled by Mr. Pickens, for a sales price of $1,404,000. The conveyed assets primarily consisted of receivables and four compressed natural gas fueling stations in Arizona and California.

         Robert L. Stillwell, a director of the Company, is a partner of Baker & Botts, L.L.P., which provided various legal services to the Company during 1997. Baker & Botts, L.L.P. was Mesa's primary outside corporate counsel. The dollar amount of fees that the Company paid to Baker & Botts, L.L.P. during the most recent fiscal year of that law firm did not exceed 5% of that firm's gross revenues for that year.

         In February 1998, the Company, through its indirect wholly-owned subsidiary, Pioneer Natural Resources (Canada) Ltd. ("Pioneer Canada"), entered into separate transactions with each of Guy J. Turcotte, a nominee for director of the Company, and Trimac Corporation ("Trimac"), a former major holder of common shares of Chauvco Resources Ltd. ("Chauvco"), pursuant to which Pioneer Canada agreed to issue new exchangeable shares in exchange for the same number of exchangeable shares that were issued to Mr. Turcotte and Trimac in connection with the Company's December 1997 acquisition of Chauvco. The transactions were effected at the request of Mr. Turcotte and Trimac, and the Company received no tangible benefit in connection therewith (other than a limited indemnification and reimbursement of its expenses incurred in connection with such transactions).

                              STOCKHOLDER PROPOSALS

         Any stockholder of the Company desiring to present a proposal for action at the 1999 annual meeting of stockholders must deliver the proposal to the executive offices of the Company no later than December 14, 1998, unless the Company notifies the stockholders otherwise. Only those proposals that are proper for stockholder action and otherwise proper may be included in the Company's proxy statement. Written requests for inclusion should be addressed to Corporate Secretary, Pioneer Natural Resources Company, 1400 Williams Square West, 5205 North O'Connor Boulevard, Irving, Texas 75039. The Company suggests that any such proposal be sent by certified mail, return receipt requested.

         The Nominating Committee will consider any nominee recommended by stockholders for election at the annual meeting of stockholders to be held in 1999 if that nomination is submitted in writing, not later than January 15, 1999, to I. Jon Brumley, Chairman of the Nominating Committee, Pioneer Natural Resources Company, 1400 Williams Square West, 5205 North O'Connor Boulevard, Irving, Texas 75039. Each submission must include a statement of the qualifications of the nominee, a notarized consent signed by the nominee evidencing a willingness to serve as a director, if elected, and a commitment by the nominee to meet personally with members of the Nominating Committee.


                             SOLICITATION OF PROXIES

         Solicitation of Proxies may be made by mail, personal interview, telephone or telegraph by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. In addition, the Company has retained D.F. King & Co., Inc. to assist in solicitation for a fee estimated not to exceed $7,500. The Company will bear all costs of solicitation.


                                STOCKHOLDER LIST

         In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Irving, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for 10 days before the Annual Meeting.


                                  ANNUAL REPORT

         The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1997, is being mailed to stockholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material.

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE SENT TO ANY STOCKHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO INVESTOR RELATIONS, PIONEER NATURAL RESOURCES COMPANY, 1400 WILLIAMS SQUARE WEST, 5205 NORTH O'CONNOR BOULEVARD, IRVING, TEXAS 75039.

         IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, AND RETURN THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

                                             By Order of the Board of Directors

                                             /s/ MARK L. WITHROW

                                             Mark L. Withrow
                                             Secretary

Irving, Texas
April 13, 1998

PROXY

                       PIONEER NATURAL RESOURCES COMPANY

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
           FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 21, 1998

The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Pioneer Natural Resources Company (the "Company") to be held on May 21, 1998, and the Proxy Statement in connection therewith, each dated April 13, 1998, and (2) constitutes and appoints I. Jon Brumley and Mark L. Withrow, and each of them, his attorneys and proxies, with full power of substitution to each, for and in the name, place, and stead of the undersigned, to vote, and to act with respect to, all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at that meeting and at any meeting(s) ("Adjournment(s)") to which that meeting is adjourned, as indicated on reverse:

                                           PLEASE SIGN BELOW, DATE, AND RETURN
                                           PROMPTLY.

                                           Dated:                          ,1998
                                                 --------------------------

                                           Signed:
                                                  ------------------------------

                                           -------------------------------------

                                           -------------------------------------

                                           IMPORTANT: Please sign exactly as
                                           name appears to the left. When
                                           signing on behalf of a corporation,
                                           partnership, estate, trust, or in
                                           other representative capacity, please
                                           sign name and title. For joint
                                           accounts, each joint owner must sign.

PROXY

1. ELECTION OF DIRECTORS:

           FOR all nominees listed below                             WITHHOLD AUTHORITY to vote
           (except as marked to the contrary below)  [ ]             for all nominees listed below  [ ]

    R. Hartwell Gardner, James L. Houghton, Philip B. Smith, Guy J. Turcotte

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

2. RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE AUDITORS OF THE COMPANY FOR THE CURRENT YEAR:
         FOR  [ ]                AGAINST  [ ]                ABSTAIN  [ ]

3. IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) THEREOF.

THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, AND FOR THE RATIFICATION OF THE SELECTION OF AUDITORS. IN ORDER FOR THIS PROXY TO BE VALID, IT MUST BE SIGNED ON THE REVERSE SIDE OF THIS CARD.

         If you plan to attend the Annual Meeting, check this box:  [ ]

            INFORMATION STATEMENT FOR HOLDERS OF EXCHANGEABLE SHARES
                                       OF
                    PIONEER NATURAL RESOURCES (CANADA) LTD.

         The enclosed Proxy Statement and related materials pertaining to Pioneer Natural Resources Company ("Pioneer") have been provided to all holders of Exchangeable Shares of Pioneer Natural Resources (Canada) Ltd. ("Pioneer Canada") for the purposes of Pioneer's annual meeting of stockholders (the "Annual Meeting") to be held on May 21, 1998 at 9:00 a.m. (Dallas, Texas time), in the Emerald Room at the Wyndham Anatole Hotel, Dallas, Texas 75207. As a holder of Exchangeable Shares, you are entitled to dividend and other rights designed to be equivalent to the attributes of the Common Stock of Pioneer, including the right, through a Voting and Exchange Trust Agreement (the "Voting Agreement"), to attend and to vote at the Annual Meeting. Given the attributes of the Exchangeable Shares, you will not receive a Notice, Information Circular or Proxy for an annual meeting of shareholders of Pioneer Canada, nor will a meeting of holders of Exchangeable Shares be held.

EXERCISE OF VOTING RIGHTS

         Pursuant to the Voting Agreement, Montreal Trust Company of Canada (the "Trustee") holds one share of special preferred voting stock of Pioneer (the "Voting Share") for the benefit of the holders (other than Pioneer and its subsidiaries) of the Exchangeable Shares. The Voting Share carries a number of votes, exercisable at any meeting at which Pioneer stockholders are entitled to vote (including the Annual Meeting), equal to the number of outstanding Exchangeable Shares (other than shares held by Pioneer and its subsidiaries). You are entitled to instruct the Trustee to exercise one of the votes attached to the Voting Share for each Exchangeable Share you hold, or to grant to Pioneer's management a proxy to exercise such votes in accordance with the enclosed Proxy Statement. Alternatively, you may instruct the Trustee to grant to you or your designee a proxy to attend the Annual Meeting and personally exercise your voting rights. For this purpose, the Trustee has furnished (or caused Pioneer to furnish) the enclosed Proxy Statement and certain related materials to you as a holder of Exchangeable Shares.

         To instruct the Trustee as to how you want to exercise your voting rights, you must complete, sign, date and return the enclosed form of direction (the "Direction") to the Trustee by no later than 12:00 p.m. noon (Calgary time) on May 19, 1998 (the "Due Time"). IF THE TRUSTEE DOES NOT RECEIVE YOUR FULLY COMPLETED DIRECTION BY THE DUE TIME, YOUR VOTING RIGHTS WILL NOT BE EXERCISED. You may revoke or amend your instructions to the Trustee (as indicated in your Direction) at any time up to and including the Due Time by delivering to the Trustee a written notice of revocation or by completing, signing and delivering to the Trustee a new Direction bearing a later date.
You may also revoke or amend your instructions in person at the Annual Meeting prior to 9:00 a.m. (Dallas, Texas time) on May 21, 1998, by submitting a written amendment or revocation of your instructions and presenting satisfactory identification to the Trustee's representatives at the Annual Meeting. In either case, your instructions of the later date will be binding on the Trustee.

GENERAL

         Pioneer Canada and certain of the insiders thereof have been exempted from certain disclosure and insider trading obligations prescribed by otherwise applicable Canadian securities legislation pursuant to discretionary orders granted by each of the provincial securities commissions in Canada. Pursuant to such orders, Pioneer Canada is not required to prepare and file annual proxy and related documentation, quarterly reports, certain material change reports or an annual information form, provided that Pioneer prepares and files United States continuous disclosure documentation in Canada which is equivalent to such disclosure and which is set forth in the Multijurisdictional Disclosure System adopted by the Canadian Securities Administrators.

                                     # # #

         PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED DIRECTION AND RETURN IT TO THE TRUSTEE IN THE ENCLOSED ENVELOPE BY NO LATER THAN 12:00 P.M. NOON (CALGARY
TIME) ON MAY 19, 1998.

                   DIRECTION GIVEN BY HOLDERS OF EXCHANGEABLE
                SHARES OF PIONEER NATURAL RESOURCES (CANADA) LTD.
               FOR THE MAY 21, 1998 ANNUAL MEETING OF STOCKHOLDERS
                      OF PIONEER NATURAL RESOURCES COMPANY


The undersigned acknowledges receipt of the Notice and Proxy Statement in connection with the annual meeting (the "Meeting") of stockholders of Pioneer Natural Resources Company ("Pioneer") to be held on May 21, 1998 at 9:00 a.m. (Dallas, Texas time) at the Wyndham Anatole Hotel, Dallas, Texas 75207. The undersigned hereby instructs and directs Montreal Trust Company of Canada (the "Trustee"), pursuant to the provisions of the Voting and Exchange Trust Agreement dated December 18, 1997 among Pioneer, Pioneer Natural Resources (Canada) Ltd. ("Pioneer Canada") and the Trustee, as follows:

                                     * * * *

(PLEASE NOTE: IF NO DIRECTION IS MADE AND YOU SIGN BELOW THE TRUSTEE IS HEREBY AUTHORIZED AND DIRECTED TO VOTE FOR ITEMS 1 AND 2 LISTED UNDER ALTERNATIVE A BELOW AND AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING IN ITS DISCRETION.)

                                     * * * *

               (PLEASE SELECT ONE OF A, B OR C, AND SIGN AND DATE
                         ON THE BOTTOM OF PAGE 2 BELOW)

A.      [ ]    Exercise or cause to be exercised, whether by proxy given by the
               Trustee to a representative of Pioneer or otherwise, the undersigned's voting rights at the Meeting, or any postponement or adjournment thereof, as follows:

        1. To elect R. Hartwell Gardner, James L. Houghton, Philip B. Smith and Guy J. Turcotte as Class I Directors of the Company. If any such nominees should be unavailable, the Trustee may vote for substitute nominee(s) at its discretion:

     [ ] FOR all nominees listed above        [ ] TO WITHHOLD authority to vote
         (except as marked to the contrary)       for all nominees listed above

     [ ] WITHHOLD AUTHORITY for the following nominee(s) only:

         ------------------------------------------


        2. To appoint Ernst & Young LLP as independent auditors for the fiscal year ended December 31, 1998.

                 [ ] FOR                  [ ] AGAINST              [ ] ABSTAIN

        3. To transact such other business as may properly come before the Meeting or any postponement or adjournment thereof.

                 [ ] FOR                  [ ] AGAINST              [ ] ABSTAIN

B.   [ ]       Deliver a proxy card to the undersigned at the Meeting, with respect to all Exchangeable Shares of Pioneer Canada held of record by the undersigned on the record date for the Meeting (and not subsequently disposed of) so that the undersigned may exercise personally the undersigned's voting rights at the Meeting, or any postponement or adjournment thereof.

C.   [ ]       Deliver a proxy card to                                       at
                                      ---------------------------------------
                                                        , as the designee of the
               -----------------------------------------
               undersigned to attend and act for and on behalf of the undersigned at the Meeting, with respect to all Exchangeable
               Shares of Pioneer Canada held of record by the undersigned on the record date for the Meeting (and not subsequently disposed of) with all the powers that the undersigned would possess if personally present and acting thereat including the power to exercise the undersigned's voting rights at the Meeting, or any postponement or adjournment thereof.

                                     * * * *


Please sign exactly as your name appears on your Exchangeable Share certificate(s) and return this form in the enclosed envelope. When signing as executor, administrator, attorney, trustee, guardian or custodian, or for a corporation, please give the full title as such. If the Exchangeable Shares are held in a joint account, each joint owner should sign.



Signature:                                                  Date:
          -----------------------------------                    ---------------

Print Name:
           ----------------------------------

Signature:                                                  Date:
          -----------------------------------                    ---------------

Print Name:
           ----------------------------------